                               AMENDMENT NO. 1 TO

                                  SCHEDULE 14A


PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

                  Filed by the Registrant [X]

                  Filed by a party other than the registrant [ ]


         Check the appropriate box:

         [X]      Preliminary proxy statement                  [ ]     Confidential, for use of the
                                                                       Commission only (as permitted by
                                                                       Rule 14a-6(e)(2))

         [ ]      Definitive proxy statement
                  Definitive additional materials
                  Soliciting material under Rule 14a-12


                                  CRAMER, INC.



                ------------------------------------------------
                (Name of registrant as specified in its Charter)



         Payment of filing fee (check the appropriate box)

                  No fee required

                  Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11

                  (1) Title of each class of securities to which transaction applies:

                  --------------------------------------------------------------

                  (2) Aggregate number of securities to which transaction applies:

                  --------------------------------------------------------------

                  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth amount on which the filing fee is calculated and state how it was determined)

                  --------------------------------------------------------------

                  (4) Proposed maximum aggregate value of transaction

                  --------------------------------------------------------------

                  (5) Total fee paid

                  --------------------------------------------------------------

                  [ ] Fee paid previously with preliminary materials

                  --------------------------------------------------------------

                  [ ] Check Box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

                  --------------------------------------------------------------

                      (1) Amount previously paid:
                                                  ------------------------------

                      (2) Form Schedule or Registration Statement No.:
                                                                       ---------

                      (3) Filing party:
                                        ----------------------------------------

                      (4) Date filed:
                                      ------------------------------------------

                     PRELIMINARY COPY, SUBJECT TO COMPLETION


                                 AUGUST __, 2002


                                  CRAMER, INC.
                                625 Adams Street
                            Kansas City, Kansas 66105

--------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                          , 2002
                                 ---------

--------------------------------------------------------------------------------

To our shareholders:

The 2002 annual meeting of shareholders of Cramer, Inc. will be held at the Cramer corporate headquarters, 625 Adams Street, Kansas City, Kansas 66105, on ________, 2002 at 11:00 a.m. (local time). At the meeting, our shareholders will vote upon:

         Item 1: The election of two directors to serve until the 2003 annual meeting of shareholders

         Item 2: The ratification of the appointment of Stirtz Bernards Boyden Surdel & Larter, PA as our independent auditors for 2002

         Item 3: A proposal to amend the Company's Articles of Incorporation to increase the number of authorized shares of capital stock from 8,200,000 shares to 74,200,000 shares and transact any other business that may properly come before the meeting.

All holders of record of our common stock at the close of business on ________, 2002 are entitled to vote at the meeting or any postponement or adjournment of the meeting.

You are cordially invited to attend the meeting. Whether or not you intend to be present at the meeting, your Board of Directors asks that you sign, date and return the enclosed proxy card promptly. A prepaid return envelope is provided for your convenience. Your vote is important and all shareholders are encouraged to attend in person or vote by proxy.

Thank you for your support and continuing interest in your Company.

                                    BY ORDER OF THE BOARD OF DIRECTORS

                                    /s/ Gregory Coward
                                    --------------------------------------------
                                    Gregory Coward, President and Chief
                                    Executive Officer

Kansas City, Kansas
         ,2002
---------

--------------------------------------------------------------------------------

                     PRELIMINARY COPY, SUBJECT TO COMPLETION


                                 AUGUST __, 2002


                                  CRAMER, INC.
                                 PROXY STATEMENT

                       2002 ANNUAL MEETING OF SHAREHOLDERS

--------------------------------------------------------------------------------

This proxy statement provides information regarding the annual meeting of shareholders to be held at the Company's corporate headquarters at 625 Adams Street, Kansas City, Kansas 66105, on ___________, 2002 at 11:00 a.m. (local time), or any adjournments thereof. This proxy statement and form of proxy were mailed to shareholders on or about ___________, 2002.

                                ABOUT THE MEETING

WHAT IS THE PURPOSE OF THE ANNUAL MEETING?


At the annual meeting, our shareholders will vote on the election of two directors, the ratification of the appointment of our independent auditors, and a proposal to amend the Articles of Incorporation to authorize additional shares of common stock. Management will report on your Company's results for 2001, the progress of our turnaround plan for the Company, and a proposed equity investment in the Company by its corporate parent, and respond to questions from shareholders.


WHO IS ENTITLED TO VOTE AT THE MEETING?

Shareholders of record at the close of business on ________, 2002 are entitled to receive notice of the annual meeting and vote their shares held on that date at the meeting. Each shareholder is entitled to one vote per share.

WHAT CONSTITUTES A QUORUM?

The presence at the meeting, in person or by proxy, of the holders of a majority of our shares outstanding on the record date will constitute a quorum, permitting the meeting to proceed. On the record date, ____________ shares of common stock were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares present at the meeting for the purpose of establishing a quorum.

HOW DO I VOTE?

If you complete and properly sign the enclosed proxy card and return it to us before the meeting, your shares will be voted as you direct. If you are a registered shareholder and attend the meeting in person, you may deliver your completed proxy card to us at the meeting. You are also invited to vote in person at the meeting. If your shares are held in "street name" and you wish to vote at the meeting, you must obtain a proxy form from the institution that holds your shares.

CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the meeting by sending a written notice of revocation or a duly executed proxy with a later date to the Secretary of the Company. Your proxy will also be revoked if you attend the meeting and vote in person. If you merely attend the meeting but do not vote in person, your previously granted proxy will not be revoked.

WHO IS SOLICITING MY PROXY?

Your proxy is being solicited by the Board of Directors. Officers, directors and employees of the Company may solicit proxies on behalf of the Board by mail, telephone or email. The Company will pay all expenses of soliciting proxies for the annual meeting.

WHAT ARE THE BOARD'S RECOMMENDATIONS?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote your shares in accordance with the recommendation of the Board of Directors. The Board recommends you vote:

         o FOR the election of James R. Zicarelli and David E. Crandall as directors for a term expiring at the 2003 annual meeting of shareholders

         o FOR the ratification of the appointment of Stirtz Bernards Boyden Surdel & Larter, PA as our independent auditors for 2002


         o FOR the approval of the amendment to the Company's Articles of Incorporation increasing the authorized shares of capital stock from 8,200,000 shares to 74,200,000 shares


HOW MANY VOTES ARE NEEDED TO APPROVE EACH ITEM?

The affirmative vote of a plurality of the shares voting is required to elect each director. Our shareholders have cumulative voting rights in electing directors. Because two directors are being elected, this means you have two votes for each share of stock owned by you in the election of directors. You may cast all of your votes for one nominee or vote your shares for both nominees. Abstentions and broker non-votes in the election of directors will not be counted as negative votes and will have no affect. The proxies will not have discretionary authority to cumulate your votes unless you strike through one nominee's name on the proxy card.

The affirmative vote of a majority of the shares voting is required to ratify the appointment of our independent auditors. Abstentions and broker non-votes on this issue will not be counted as negative votes and will have no effect.

The affirmative vote of a majority of the outstanding shares of common stock of the Company is required to approve the amendment to increase the authorized shares. In light of this vote requirement, abstentions and broker non-votes on this Proposal will have the same effect as shares voted against the Proposal.

                                     ITEM I

                              ELECTION OF DIRECTORS

Your Company's Board of Directors is currently comprised of two members whose terms expire at the 2002 annual meeting.

Here is some information about the persons nominated for election as directors.

JAMES R. ZICARELLI                                           DIRECTOR SINCE 1992

James R. Zicarelli, 50, is President of Rotherwood Ventures, LLC ("Rotherwood"), a Minnesota holding company and majority shareholder of your Company. Mr. Zicarelli serves as CEO of Sagebrush Corporation, a library services and publishing company. Previously, he served as CEO of Cramer, Inc. (1995 to 2001); CEO of Pacer Corporation (1992 to 2001); CFO of GV Medical, Inc. (1983 to 1990); and Division Controller of National Computer Systems (1974 to 1983). He holds a B.A. from Carleton College and an MBA from The University of St. Thomas.

DAVID E. CRANDALL                                            DIRECTOR SINCE 1992

David E. Crandall, 59, is Chairman and CEO of PPA Industries, Dallas, Texas, a company he founded in 1980 and that is engaged in the manufacture of electronic enclosures, pre-fabricated wall systems and machinery packages.(1) Previously, he was Senior Vice President of Manufacturing Operations and board member of Sunshine Mining Company (1977 to 1980); Senior Vice President, Finance for the Great Western Sugar Company (1974 to 1977); and various positions with Electronic Data Systems and Citibank on Wall Street (1971 to 1974). Mr. Crandall served 3-1/2 years in the U.S. Army, during which time he computerized the Admissions System at West Point Academy. He served ten years on the Board of Trustees at St. Mark's School of Texas. He holds a B.A. from The University of Kansas and an MBA from The University of Missouri at Kansas City.

(1) PPA Industries filed for reorganization under the Bankruptcy Code in February 2000. The case was subsequently dismissed.

There is no family relationship between any of the directors or officers of the Company.

Messrs. Zicarelli and Crandall have consented to serve on the Board of Directors for a term expiring at the 2003 annual meeting. If either individual should become unavailable to serve as a director (which is not expected), the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

HOW OFTEN DID THE BOARD MEET IN 2001?

The Board of Directors met ten times in 2001. No director attended less than 75% of those meetings.

WHAT COMMITTEES HAS THE BOARD ESTABLISHED?

The Board formally appointed an Audit Committee and a Compensation Committee in 2001. Prior to 2001, the Board of Directors served as the Audit Committee and Compensation Committee. Because there are only two directors on the Board at the present time, the Audit Committee and Compensation Committee consist of the two current directors.

Audit Committee We have elected to apply Rule 4200(a)(15) of the NASDAQ listing standards ("NASDAQ Rule 4200(a)(15)") to determine whether the members of the Audit Committee are "independent." Mr. Crandall is considered "independent" as defined by NASDAQ Rule 4200(a)(15). In light of Mr. Zicarelli's status as President of Rotherwood and his prior service as CEO of Cramer, Mr. Zicarelli may not be deemed "independent" as defined by that Rule. Nevertheless, your Board has determined that Mr. Zicarelli's service on the Audit Committee is in the best interest of our shareholders in light of the current size of the Board, the limited size and resources of the Company, the Board's determination to minimize administrative expenses, and the value which Mr. Zicarelli's financial expertise and judgment add to the Audit Committee.

The Audit Committee assists your Company in fulfilling its responsibility for our accounting and financial reporting practices and our annual audited financial statements. As part of these duties, the Audit Committee:

         o recommends the independent accounting firm to be retained each year

         o reviews the audit and non-audit activities of the independent accountants and our internal accounting staff

         o reviews the scope and results of the quarterly unaudited financial statements and the audit of our annual financial statements and any auditor recommendations regarding the quarterly and annual financial statements and our accounting practices

         o evaluates the independence of the accountants from the Company and its management

Compensation Committee

The Compensation Committee establishes the compensation for your executive officers and approves and administers the Company's executive compensation programs.

Committee Meetings

The Audit Committee and Compensation Committee did not meet separately from the Board in 2001.

                                    OFFICERS


Gregory Coward, 55, is President and Chief Executive Officer of the Company. Mr. Coward was appointed CEO by the Board on January 24, 2001. Mr. Coward has been charged with the responsibility to conduct a thorough review of the Company's operations and implement a turnaround plan with the intention of achieving positive cash flow and returning the Company to profitability. Mr. Coward joined Rotherwood in January 2001 as a Vice President. Mr. Coward is employed by Rotherwood but performs his duties at Cramer on a full-time basis. Previously he held several positions, including President of HCW, Inc., a successful turnaround in the foodservice industry, and ownership/executive positions with two sporting goods manufacturing companies.


Nicholas Christianson, 31, was appointed Interim Chief Financial Officer on April 1, 2002. Mr. Christianson has been assisting Mr. Coward with the Company's turnaround plan and has assumed responsibility for finance and accounting matters. Mr. Christianson is employed by an affiliate of Rotherwood and performs his duties at Cramer on a part-time basis. Mr. Christianson served as CFO of two application service providers, MetaFarms, Inc. and Scout Information Services, from 1997 to 2001. He participated in the development and spin-off of several Internet based start-up ventures at Scout and helped MetaFarms launch its operations. Prior to his position at Scout, Mr. Christianson was an auditor at PriceWaterhouse Coopers. Mr. Christianson is a licensed CPA.

                             EXECUTIVE COMPENSATION

DESCRIPTION OF COMPENSATION ARRANGEMENTS

Gregory Coward is compensated by Rotherwood and does not receive any compensation from the Company for serving as President and Chief Executive Officer. Mr. Coward's compensation from Rotherwood is not specifically related to Cramer's performance. Rotherwood charges Cramer a monthly fee as compensation for making Mr. Coward's services available to the Company. Rotherwood charged fees to the Company for Mr. Coward's services and related travel expenses of $103,900 in 2001. Cramer paid $48,000 of these fees during 2001 and recorded the balance due of $55,900 as an accrued liability in the December 31, 2001 financial statements.

Mr. Christianson is compensated by a Rotherwood affiliate and does not receive any compensation from the Company for serving as Interim Chief Financial Officer. Mr. Christianson's compensation from the Rotherwood affiliate is not related to Cramer's performance. Rotherwood charges Cramer a fee as compensation for making Mr. Christianson's services available to the Company, based upon the amount of time spent by him on the Company's business. Rotherwood has charged fees to the Company for Mr. Christianson's services in the amount of $21,600 for the period from April 1-June 30, 2002.


James R. Zicarelli served as CEO until the appointment of Mr. Coward on January 24, 2001. Mr. Zicarelli is President of Rotherwood and did not receive any compensation from the Company for serving as CEO. Mr. Zicarelli's compensation from Rotherwood was not specifically related to Cramer's performance or the time spent by him in Cramer management. Cramer was not charged by Rotherwood for Mr. Zicarelli's services during 2001.

See "Relationships and Related Transactions Between Cramer and Directors, Officers or their Affiliates" below for further discussion of Cramer's transactions with Rotherwood.

SUMMARY COMPENSATION TABLE

The following table provides information regarding the compensation paid in 2001, 2000 and 1999 to the persons who served as executive officers of the Company until their termination in 2001 and whose annual compensation exceeded $100,000 in any of those years.

                                                                   ANNUAL COMPENSATION
             NAME AND PRINCIPAL                                ---------------------------
                 POSITION                         YEAR         SALARY ($)       BONUS ($)
                    (a)                            (b)             (c)             (d)
             ------------------                -----------     -----------     -----------

         ROBERT KOVACH(1)                          2001        $    23,138     $         0
         President and COO                         2000        $   128,000     $         0
                                                   1999        $   124,676     $    12,000

         JEFFREY MYER(2)                           2001        $    47,855     $         0
         Vice President, Sales                     2000        $   111,592     $    10,000
         and Marketing                             1999        $   107,945     $     5,000

(1) Mr. Kovach was terminated in January 2001

(2) Mr. Myer was terminated in March 2001

HOW ARE DIRECTORS COMPENSATED?

The Company's policy is to pay each director who is not an employee of Cramer or Rotherwood $1,000 for each Board meeting attended and to reimburse his expenses related to the meeting. However, both Directors declined to accept any fees or reimbursed expenses for Board meetings held in 2001.

              RELATIONSHIPS AND RELATED TRANSACTIONS BETWEEN CRAMER
                   AND DIRECTORS, OFFICERS OR THEIR AFFILIATES

By virtue of its 51.6% ownership of the Company's common stock, Rotherwood controls the Company and may be deemed a "parent" of the Company.


James R. Zicarelli, Chairman of the Board of Directors, served as Cramer's CEO until Mr. Coward was appointed to that position in January 2001. Mr. Zicarelli is President of Rotherwood.


Gregory Coward is compensated by Rotherwood and does not receive any compensation from the Company for serving as President and Chief Executive Officer. Mr. Christianson is compensated by an affiliate of Rotherwood and does not receive any compensation from the Company for serving as Interim Chief Financial Officer (See "Executive Compensation" for more information regarding compensation arrangements for Mr. Coward and Mr. Christianson).


Cramer participates with Pacer Corporation as a co-borrower in a combined credit facility with US Bank (formerly Firststar Bank). The credit facility is secured by the assets of Pacer and Cramer and a pledge of $2,000,000 in securities by Rotherwood. The pledge replaces a $2,000,000 letter of credit posted by Rotherwood which formerly guaranteed the loan. In exchange for Rotherwood's financial accommodation to the Company, without which the Company could not obtain financing and the loan would probably be called, the Company has agreed to pay Rotherwood a quarterly fee of 2% of the letter of credit/pledge amount ($40,000 per quarter), to be paid in shares of common stock. The Company is seeking to amend its Articles to increase its authorized common stock to enable the Company to pay this fee in common stock beyond the first quarter of 2002. The Company also seeks to increase its authorized common stock for the purpose of issuing common stock to Rotherwood in a proposed $900,000 investment transaction described in Item III, "Amendment to Article 4 of the Articles of Incorporation - Issuance of Common Stock to Rotherwood for Cash and Subsequent 'Going Private' Transaction." If Rotherwood makes the proposed equity investment in the Company, the Company would become a 90% subsidiary of Rotherwood, permitting Rotherwood to effect a short-form merger of the Company into Rotherwood without the approval of Cramer's other shareholders. Rotherwood has proposed that the shareholders of the Company other than Rotherwood (the "Public Shareholders") receive $0.05 per share in cash in the short-form merger, following which Rotherwood would take the Company "private" by terminating its status as a reporting company under the Securities Exchange Act of 1934 ("Exchange Act") (See Item III, "Amendment to Article 4 of the Company's Articles of Incorporation" below, Item 6, "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our 2001 Annual Report on Form 10-KSB/A incorporated by reference herein, and the Transaction Statement on Form 13E-3 filed jointly by the Company, Rotherwood and Rotherwood's parent, Rotherwood Investments, LLC ("Rotherwood Investments") incorporated by reference herein).

From 1995 through December 31, 2001, Cramer paid fees to Rotherwood for management services, including those provided by Mr. Zicarelli and Mr. Coward. These fees totaled $103,900 (including expense reimbursements) in 2001 and $28,000 in 2000. The Company recorded a total accrual of $101,000 at December 31, 2001 for amounts owed to Rotherwood, including the unpaid portion of management services fees, fourth quarter 2001 letter of credit/pledge fees and amounts related to tax preparation fees paid by Rotherwood. Management believes the amounts paid and accrued for the services provided by Rotherwood were no less favorable than those that would be charged by third parties for comparable services.


                             AUDIT COMMITTEE REPORT

In 2001, the Board of Directors appointed an Audit Committee consisting of two directors. Prior to 2001, the entire Board served as the Audit Committee. The current members of the Audit Committee are James R. Zicarelli and David E. Crandall, who are currently the only members of the Board. For information about the "independence" of Messrs. Zicarelli and Crandall, as defined by NASDAQ Rule 4200(a)(15), see "Election of Directors - What Committees has the Board Established?"

The primary responsibility of the Audit Committee is to oversee the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including our system of internal controls. Our independent auditors are responsible for auditing our financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.

The Board of Directors has adopted a written charter for the Audit Committee which was attached as an Appendix to the 2000 proxy statement.

In fulfilling its oversight responsibilities, the Audit Committee reviewed our 2001 audited financial statements with management and our independent auditors. The Audit Committee held a meeting on April 8, 2002 with management and the independent auditors to discuss the overall scope of the 2001 audit, the results of their examinations, their evaluations of the Company, our internal controls, and the overall quality of our financial reporting. The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61. This included a discussion of the auditors' judgments regarding the quality, not just the acceptability, of management's accounting principles and the other matters required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee received from the independent auditors the written disclosures and letter required by Independence Standards Board Standard No. 1. The Audit Committee also discussed with the independent auditors their independence from management and the Company, including the matters covered by the written disclosures and letter provided by the independent auditors.

The members of the Audit Committee are not professionally engaged in the practice of accounting and are not experts in the field of accounting or auditing, including auditor independence. Members of the Committee rely without independent verification on the information provided to them and the representations made by management and our independent auditors. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles, or that the Company's auditors are in fact "independent."


Based on the reviews and discussions referred to above, the Audit Committee recommended that the audited financial statements be included in our annual report on Form 10-KSB/A for the year ended December 31, 2001 for filing with the Securities and Exchange Commission ("SEC").


                             By the Audit Committee:

                               James R. Zicarelli
                                David E. Crandall

This Audit Committee report is not deemed "soliciting material" and is not deemed filed with the SEC or subject to Regulation 14A or the liabilities under
Section 18 of the Exchange Act.

                                 SHARE OWNERSHIP

WHO OWNS MORE THAN 5% OF OUR SHARES?

Except as set forth below, we know of no single person or group that is the beneficial owner of more than 5% of your Company's outstanding stock:


                                                                AMOUNT AND NATURE OF BENEFICIAL         PERCENT OF
           NAME AND ADDRESS OF BENEFICIAL OWNER                           OWNERSHIP(1)                   CLASS(4)
           ------------------------------------                 -------------------------------         ----------

Rotherwood Ventures LLC                                                  2,083,212(2)(3)                  51.6%
301 Carlson Parkway
Minnetonka, Minnesota 55305


(1)      Based solely on disclosures made in Schedule 13D filed with the SEC.

(2) Mr. Zicarelli and the Chairman of Rotherwood have shared voting and investment power over the shares.


(3) The Company is obligated to pay Rotherwood a fee in exchange for Rotherwood's $2,000,000 letter of credit/securities pledge which guarantees the Company's bank line of credit. The fee is equal to 2% per quarter of the amount of the letter of credit/pledged securities ($40,000 per quarter) and is payable in shares of common stock at the rate of $0.05 per share (800,000 shares per quarter). After the issuance of common stock to Rotherwood for letter of credit/pledge fees earned by Rotherwood in the fourth quarter of 2001 and the first two quarters of 2002, Rotherwood will own 4,483,212 shares of common stock, or 69.6% of the total outstanding shares.


(4)      Percentage based on common and common equivalent shares.

HOW MANY SHARES DO THE DIRECTORS AND OFFICERS OWN?

This table shows as of December 31, 2001 the number of our shares beneficially owned by the directors and officers of your Company and by the directors and officers as a group. All information regarding beneficial ownership was furnished by the persons listed below.

                                          AMOUNT AND NATURE OF
         NAME OF BENEFICIAL OWNER         BENEFICIAL OWNERSHIP     PERCENT OF SHARES OUTSTANDING(4)
         ------------------------         --------------------     --------------------------------

         James R. Zicarelli(1)                       0(2)                       0%

         David E. Crandall                     125,341(3)                     3.1%

         Gregory Coward                              0                          0%

         Nicholas Christianson                       0                          0%

         All officers and directors
         as a group (4 persons)                125,341                        3.1%


(1) Mr. Zicarelli is President of Rotherwood. Pursuant to Rule 13d-3 of the SEC, the 2,083,212 shares held by Rotherwood and listed in the previous table and the additional shares issuable to Rotherwood as described in footnote 3 and in Item III, "Amendment to Article 4 of the Articles of Incorporation" below may be attributed to Mr. Zicarelli because of his shared voting and investment power over those shares.


(2) Mr. Zicarelli shares voting and investment power over the shares with Rotherwood's Chairman.

(3)      Sole voting and investment power.

(4)      Percentage based on common and common equivalent shares

                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Based on its review of Forms 3 and 4 and amendments thereto furnished to the Company under Rule 16a-3(d) of the SEC during the fiscal year ended December 31, 2001, and any Form 5's and amendments thereto furnished with respect to the 2001 fiscal year, we are not aware of any person who, at any time during the 2001 fiscal year, was a director, officer or beneficial owner of more than ten percent of the Company's common stock and who failed to file on a timely basis, as disclosed in those Forms, the reports required by Section 16(a) of the Securities Exchange Act of 1934, with the exception of the Form 3 for Gregory Coward, which was filed late on January 16, 2002 and which confirmed that Mr. Coward does not own any shares of Cramer stock.

                     II. APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors has appointed the firm of Stirtz Bernards Boyden Surdel & Larter, PA, Minneapolis, Minnesota ("SBBSL") as independent auditors of the Company for the fiscal year ending December 31, 2002.


Our financial statements for the fiscal year ended December 31, 2001 were audited by SBBSL. Our financial statements for the fiscal year ended December 31, 2000 were audited by Deloitte & Touche LLP ("D&T"). On August 13, 2002, we filed our amended annual report on Form 10-KSB/A for the fiscal year ended December 31, 2001, which included a re-issuance of D&T's report dated May 4, 2001 on our 2000 financial statements, together with SBBSL's report dated March 6, 2002 on our 2001 financial statements.

         D&T's report on our 2000 financial statements included an unqualified opinion with an explanatory paragraph that stated that our recurring losses from operations, cash flow difficulties, negative working capital, stockholders' capital deficiency and lack of compliance with debt covenants raised substantial doubt about our ability to continue as a going concern. SBBSL issued a similar "going concern" opinion on our 2001 financial statements.

         During the two fiscal years ended December 31, 2000, and the subsequent interim period preceding the end of D&T's engagement, there were no disagreements between D&T and the Company, whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to D&T's satisfaction, would have caused D&T to make reference to the subject matter of the disagreement(s) in connection with its reports, nor were there any reportable events as contemplated under Item 304(a)(1)(iv)(B) of Regulation S-B.

         We did not consult with SBBSL, prior to its engagement, regarding the application of accounting principles to a specific completed or contemplated transaction or the type of audit opinion that might be rendered on our financial statements, and no written or oral advice was provided by SBBSL on any such issue prior to its engagement that was a factor considered by us in reaching a decision on any accounting, auditing or financial reporting issue. We informed SBBSL prior to its engagement that D&T had issued a "going concern" opinion on our 2000 financial statements, but did not consult with or obtain the views of SBBSL prior to its engagement regarding the events or conditions forming the basis of D&T's "going concern" opinion.

         We authorized D&T to respond fully to any inquiries of SBBSL concerning any issue related to our accounting principles or practices or financial reporting, or our financial statements or D&T's audit thereof or audit opinion thereon.

         Representatives of SBBSL are expected to be present at the annual meeting and are expected to be available to respond to appropriate questions about their services.

AUDIT FEES


The Company paid D&T $49,350 in fees for professional services rendered for the audit of our annual financial statements for the year ended December 31, 2000 and their review of the 2000 quarterly financial statements and the first and second quarter 2001 financial statements included in our Form 10-QSB reports for those quarters filed with the SEC. No fees were paid to SBBSL in 2001 for professional services rendered for the audit of our annual financial statements for the year ended December 31, 2001 or their review of the third quarter 2001 financial statements included in our Form 10-QSB report for that quarter filed with the SEC. The Company accrued $22,289 for SBBSL's services in 2001.

                         III. AMENDMENT TO ARTICLE 4 OF
                          THE ARTICLES OF INCORPORATION

WHY IS THE COMPANY SEEKING TO AMEND ITS ARTICLES OF INCORPORATION?


The Board of Directors has unanimously approved an amendment to the Company's Articles of Incorporation and recommends that the shareholders approve the amendment by voting in favor of Proposal III. This Proposal would amend the Company's Articles of Incorporation by deleting the current Article 4 and replacing it with a new Article 4 which would increase the authorized capital stock from 8,200,000 shares to 74,200,000 shares, consisting entirely of 74,200,000 shares of no par value common stock.



THE BOARD WILL HAVE THE POWER TO ISSUE COMMON SHARES WITHOUT SHAREHOLDER
APPROVAL.



If Proposal III is adopted, the Board of Directors will have the power, without shareholder approval, to issue common stock from time to time (including the issuance of common stock to Rotherwood as described in this proxy statement and accompanying Schedule 13E-3) in accordance with such terms as the Board deems advisable, except in a transaction for which the Kansas Corporation Code requires approval of the shareholders of the Company, such as a merger (other than a short-form merger), consolidation or sale of all or substantially all of the assets of the Company

         As described in the Company's Annual Report on Form 10-KSB/A for the year ended December 31, 2001 filed by the Company with the SEC and incorporated by reference herein, the Company is facing a number of serious challenges. The Company reported a loss in 2001 of $1,202,000, which is in addition to losses aggregating $1,309,000 during 2000 and 1999. As of June 30, 2002, the Company had a working capital deficit (which means the Company's current liabilities exceed its current assets) of ($1,820,000), and a negative net worth of ($1,747,000). The Company's bank credit line expired on January 27, 2002 and was temporarily extended to October 3, 2002. However, that extension was granted only on the condition that Rotherwood extend its own pledge of $2,000,000 in securities to support the credit line (see "Issuance of Common Stock as Compensation for Rotherwood Guarantee," below). SBBSL issued a "going concern" opinion on our 2001 financial statements, indicating substantial doubt about the Company's ability to continue as a going concern.


         The Company has agreed to issue common stock to Rotherwood as compensation for its guarantee (see "Issuance of Common Stock as Compensation for Rotherwood Guarantee," below). Rotherwood also intends to make a $900,000 equity investment in the Company in an effort to improve the Company's financial condition and take the Company private (see "Issuance of Common Stock to Rotherwood for Cash and Subsequent 'Going Private' Transaction," below).

ISSUANCE OF COMMON STOCK AS COMPENSATION FOR ROTHERWOOD GUARANTEE

         In exchange for Rotherwood's $2,000,000 letter of credit/securities pledge as collateral for the Company's bank credit facility, without which the lender would not have provided the Company with credit and would probably call the loan, the Company has agreed to pay Rotherwood a fee equal to 2% per quarter of the amount of the letter of credit/securities pledge. If the fee were paid in cash, it would equal $40,000 per quarter. The Company is not generating sufficient cash flow to pay the fee in cash. Rotherwood has agreed to accept payment in shares of common stock at the rate of one share for each $0.05 of the 2% quarterly fee amount, or an aggregate of 800,000 shares per quarter. The Company has sufficient authorized common stock to pay the letter of credit/pledge fee for the fourth quarter of 2001 and the first quarter of 2002 (an aggregate of 1,600,000 shares), but will not have sufficient authorized common stock to pay the fee in common stock for any additional quarters or to issue common stock to Rotherwood in exchange for its proposed equity investment (see "Issuance of Common Stock to Rotherwood for Cash and Subsequent 'Going Private' Transaction," below) without amending the Articles to increase the Company's authorized common stock in accordance with Proposal III. At December 31, 2001, the Company recorded a liability of $40,000 for Rotherwood letter of credit/pledge fees accruing in the fourth quarter of 2001. The Company plans to issue common stock to Rotherwood for the fourth quarter 2001 and first and second quarter 2002 letter of credit/pledge fees in the future.


         Rotherwood currently owns 2,083,212 shares of common stock of the Company, or 51.6% of the outstanding common stock.

         The following table shows Rotherwood's percentage ownership of the Company's common stock assuming payment of the quarterly letter of credit/pledge fee in common stock at $0.05 per share (800,000 shares per quarter) and assuming no additional common stock is acquired by Rotherwood or any other party.


                 QUARTER               NO. OF SHARES       PERCENTAGE
                 -------               -------------       -----------
           2001
              Fourth Quarter             2,883,212            59.6%
           2002
              First Quarter              3,683,212            65.3%
              Second Quarter             4,483,212            69.6%
              Third Quarter              5,283,212            73.0%
              Fourth Quarter             6,083,212            75.6%


         In September 2001 the Company retained the firm of Meara, King & Co. ("Meara King") to appraise the value of the Company's common stock. Meara King's report dated October 19, 2001 states their opinion that the value of the common stock was $0.01 per share as of July 29, 2001. In May 2002 the Company retained Meara King to update its appraisal. In their report dated June 12, 2002, Meara King opined that the value of the common stock was $0.01 per share as of May 31, 2002, or $0.04 per share less than the $0.05 per share letter of credit/pledge fee exchange value. If the letter of credit/pledge fee payable to Rotherwood were paid in common stock at the rate of $0.01 per share, an aggregate of 4,000,000 shares of common stock would be issued to Rotherwood each quarter during the remaining term of the bank credit facility.

ISSUANCE OF COMMON STOCK TO ROTHERWOOD FOR CASH AND SUBSEQUENT "GOING PRIVATE" TRANSACTION

         If Proposal III is approved by the shareholders, the Company intends to issue 18 million shares of common stock to Rotherwood for cash at a price of $0.05 per share, resulting in cash proceeds to the Company of $900,000. The proceeds of the equity investment by Rotherwood would be used to support operations, reduce amounts owed under the bank line of credit, enable the Company to move to a smaller, more efficient facility, and pursue a number of marketing and other initiatives in connection with its turn-around plan. There can be no assurance that this equity investment will support the turn-around. The equity investment by Rotherwood will also enable Rotherwood to complete a short-form merger of the Company into Rotherwood as described below.

         The Company does not have a sufficient number of authorized shares of common stock to complete the investment transaction with Rotherwood. For this reason, the Board of Directors recommends increasing the authorized shares of common stock in accordance with Proposal III.

         Assuming the issuance of 2.4 million shares of common stock to Rotherwood as letter of credit/pledge fees for the fourth quarter of 2001 and the first and second quarters of 2002 (See "Issuance of Common Stock as Compensation for Rotherwood Guarantee," above), consummation of the $900,000 equity investment by Rotherwood will result in Rotherwood owning 22,483,212 shares of the Company's common stock, or 92% of the outstanding common stock of the Company. The Kansas Corporation Code provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent can effect a "short-form" merger of the subsidiary into the parent without a shareholder vote. Accordingly, if Proposal III is approved and the contemplated investment by Rotherwood is consummated, Rotherwood will own at least 90% of the Company's outstanding shares and intends to effect a short-form cash-out merger of the Company into Rotherwood

(the "Merger") at some time during 2002 without prior consent of, or any action by, the Board of Directors or Public Shareholders. Notice of the Merger will be delivered to each shareholder prior to consummation of the Merger.

         As a result of the Merger, each share of the Company's common stock owned by the Public Shareholders will be cancelled and automatically converted into the right to receive $0.05 per share in cash, or an aggregate cash merger consideration of approximately $98,000.

         Under Kansas law, shareholders who dissent from such a "short-form" merger have the right to demand "fair value" for the shares of common stock owned by them, as determined by an appraiser appointed by a Kansas court.

         Completion of the Merger will entitle the Company to terminate its registration and status as a reporting company under the Exchange Act. For this reason, the Merger is subject to the "going private" provisions of Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction, background of the persons involved in the transaction and purpose of the transaction be filed with the SEC and disclosed to shareholders prior to the consummation of the "going private" transaction. The Company, Rotherwood and Rotherwood Investments have filed a joint Schedule 13E-3 with the SEC in connection with the going private transaction, which has been mailed to shareholders with this proxy statement and is incorporated by reference herein. You are encouraged to review the Schedule 13E-3 carefully.

         The equity investment by Rotherwood will dilute the percentage of the Company's equity held by the Public Shareholders and will dilute the earnings per share (if any) and book value per share of the existing outstanding common stock. If Proposal III is not approved by the shareholders and the Company is not able to obtain the $900,000 investment by Rotherwood, the uncertainty regarding the Company's ability to continue as a going concern will continue and may increase.


         Except as described above, neither the Company nor Rotherwood has any present plans or proposals that would relate to or would result in (i) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or Rotherwood, (ii) a sale or transfer of a material amount of assets of the Company, (iii) any change in the present Board of Directors or management of the Company, (iv) any material change in the present capitalization or dividend policy of the Company, (v) any other material change in the Company's corporate structure or business, or (vii) causing a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act.


         The Company's currently authorized preferred stock, none of which is outstanding, has specific designations of rights and privileges that may not be acceptable to a potential investor. For this reason, the Company believes the existing preferred shares would not offer the Company sufficient flexibility to pursue a potential preferred share investment, if available. Proposal III would eliminate the currently authorized designated preferred shares.

HOW MANY SHARES OF COMMON STOCK AND PREFERRED STOCK DOES THE COMPANY HAVE ISSUED AND OUTSTANDING PRIOR TO THE AMENDMENT TO THE ARTICLES OF INCORPORATION?


         The Company currently has 8,200,000 shares authorized, consisting of 6,000,000 shares of no par value common stock, of which 4,039,607 shares are outstanding (prior to the issuance of common stock to Rotherwood in payment of accrued letter of credit/pledge fees and in consideration of Rotherwood's $900,000 cash investment) and 2,200,000 shares of designated preferred stock, of which no shares are outstanding.



WHAT ARE THE FEATURES OF THE NEWLY AUTHORIZED COMMON STOCK?


         The newly authorized common stock will have the same voting rights, dividend rights, and rights on liquidation or dissolution as the current issued and outstanding common stock.





COULD THE AVAILABILITY OF ADDITIONAL SHARES OF COMMON STOCK MAKE A HOSTILE TAKEOVER OF THE COMPANY MORE DIFFICULT?

         Although the Board of Directors has no present plans to do so, authorized and unissued common stock could be issued in one or more transactions with terms, provisions and rights which would make more difficult and, therefore, less likely, a takeover of the Company. Any such issuance of additional shares could have the effect of diluting the earnings per share (if any) and book value per share of existing shares of common stock, and such additional shares could be used to dilute the share ownership of persons seeking to obtain control of the Company. The Board and its financial and legal advisers are aware that a number of corporations have adopted special "shareholders' rights plans" or "poison pills" with a view toward creating significant defensive mechanisms against the possibilities of hostile takeover actions. Whether or not the proposed amendment to the Articles of Incorporation is adopted by shareholders, the Board could determine to implement a shareholders' rights plan in the future. The Board has no present intention to propose any other amendments to the Company's Articles or Bylaws which might be considered anti-takeover devices.


         In addition, if Proposal III is adopted, the Board of Directors could authorize the issuance of common stock to a holder who might thereby obtain sufficient voting power to ensure that any proposal to remove directors, or to alter, amend or repeal the Articles, would not receive the requisite shareholder vote required to remove the directors or amend the Articles. Because Rotherwood already owns a majority of the Company's outstanding common stock, Rotherwood already has sufficient voting power to accomplish these purposes, and shareholder approval of Proposal III is therefore assured. The contemplated issuances of common stock to Rotherwood as compensation for its guarantee of the Company's bank line of credit and in exchange for Rotherwood's investment of $900,000, each as described above, will give Rotherwood sufficient voting power to effect a short-form cash-out merger of the Company without Board or Public Shareholder approval.


         Because a majority of the Company's outstanding common stock is controlled by Rotherwood and the percentage of common stock owned by Rotherwood will increase as a result of the transactions described in this proxy statement, it is highly unlikely that any person could effect a takeover of the Company without the concurrence of Rotherwood.

DO ANY OF OUR OFFICERS OR DIRECTORS HAVE AN INTEREST IN PROPOSAL III?

         James R. Zicarelli, one of two members of the Board of Directors of the Company, is President of and owns a membership interest in Rotherwood. Mr. Zicarelli has no direct personal beneficial interest in any common stock owned or which may in the future be acquired by Rotherwood. Mr. Zicarelli abstained from voting as a director on Proposal III.

THE BOARD OF DIRECTORS (MR. ZICARELLI ABSTAINING) RECOMMENDS A VOTE "FOR" THE FOLLOWING RESOLUTION THAT WILL BE PRESENTED AT THE ANNUAL MEETING:

         RESOLVED, that the existing text of Article 4 of the Articles of Incorporation of the Company is deleted in its entirety and be, and it hereby is, amended to read as follows:


                  The corporation shall have authority to issue Seventy Four Million Two Hundred Thousand (74,200,000) shares of common stock, all of which shall be without par value, and when such shares are issued, they shall be fully paid and non-assessable.

                               IV. OTHER BUSINESS

         As of the date of this proxy statement, the Board of Directors knows of no other business that will be presented at the meeting. If any other matters should be properly brought before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote on those matters in accordance with their best judgment.

               SUBMISSION OF SHAREHOLDER PROPOSALS AND NOMINATIONS

DO I HAVE A RIGHT TO NOMINATE DIRECTORS OR MAKE PROPOSALS FOR CONSIDERATION BY THE SHAREHOLDERS AT THE 2003 ANNUAL MEETING?

Yes. You must comply with the following procedures if you wish to nominate directors or make other proposals for consideration at the 2003 or any subsequent annual shareholders meeting.

HOW DO I MAKE A NOMINATION?

If you are a shareholder of record and wish to nominate someone to the Board of Directors for election in 2003 or any subsequent year, you must give written notice to the Secretary of the Company. Your notice must be given not less than 60 days and not more than 90 days prior to the first anniversary of the date of the previous year's meeting. A nomination received less than 60 days prior to the first anniversary of the date of the previous year's meeting will be deemed untimely and will not be considered. Your notice must include:

         o for each person you intend to nominate for election as a director, all information related to that person that is required to be disclosed in solicitations of proxies for the election of directors in an election contest, or is otherwise required, pursuant to Regulation 14A under the Exchange Act (including the person's written consent to being named in the proxy statement as a nominee and to serve as a director if elected)

         o your name and address and the name and address of any person on whose behalf you made the nomination, as they appear on our books

         o the number of shares owned beneficially and of record by you and any person on whose behalf you made the nominations

HOW DO I MAKE A PROPOSAL?

If you are a shareholder of record and wish to make a proposal to our shareholders at the 2002 or any subsequent meeting, you must give written notice to the Secretary of the Company. Pursuant to Rule 14a-8 of the SEC, your notice must be received at our offices not less than 120 calendar days before the first anniversary of the date our proxy statement was mailed to shareholders in connection with the previous year's annual meeting. Any proposal received less than 120 days before that date will be deemed untimely and will not be considered. Your notice must include:

         o a brief description of your proposal and your reasons for making the proposal

         o your name and address and the name and address of any person on whose behalf you made the proposal, as they appear on our books

         o any material interest you or any person on whose behalf you made the proposal have in the proposal

         o the number of shares owned beneficially and of record by you and any person on whose behalf you made the proposal

CAN THE BOARD REJECT MY PROPOSAL?

Yes. SEC Rule 14a-8 describes the circumstances under which the Board may reject a shareholder proposal.

ARE THERE ANY EXCEPTIONS TO THE DEADLINE FOR MAKING A NOMINATION OR PROPOSAL?

Yes. If the date of the annual meeting is scheduled more than 30 days prior to or more than 60 days after the anniversary date of the previous year's meeting, your notice must be delivered:

         o        not earlier than 90 days prior to the meeting; and

         o not later than (a) 60 days before the meeting or (b) the 10th day after the date we make our first public announcement of the meeting date, whichever is earlier

If the Board increases the number of directors to be elected but we do not make a public announcement of the increased Board or the identity of the additional nominees within 70 days prior to the first anniversary of the date of the previous year's meeting, your notice will be considered timely (but only with respect to nominees for the new positions created by the increase) if it is delivered to the Secretary not later than the close of business on the 10th day following the date of our public announcement.

                                  MISCELLANEOUS

ANNUAL REPORT

Our Annual Report on Form 10-KSB/A, containing financial statements for the year ended December 31, 2001, was mailed with this proxy statement to all shareholders entitled to vote at the annual meeting. You must not regard the annual report as additional proxy solicitation material.

WE WILL PROVIDE WITHOUT CHARGE, UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY AT THE ADDRESS LISTED ON THE COVER PAGE OF THIS PROXY STATEMENT, A COPY OF OUR ANNUAL REPORT ON FORM 10-KSB/A, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001.

HOUSEHOLDING

A single copy of our Annual Report on Form 10-KSB/A and proxy statement are being delivered to any multiple shareholders sharing the same address pursuant to SEC Rule 14a-3(e)(1), unless we or our transfer agent have received contrary instructions from one or more of those shareholders. We agree to deliver promptly upon written or oral request a separate copy of our Form 10-KSB/A and proxy statement to any shareholder at a shared address to which a single copy of those documents has been delivered. You may notify us that you wish to receive a separate copy of the Form 10-KSB/A and proxy statement for the 2002 or any future annual meeting by contacting us at 625 Adams Street, Kansas City, Kansas 66105 (913) 621-6700, attention Gregory Coward. Shareholders who are members of a single household receiving multiple copies of those documents and who wish to receive a single copy may contact us at the same address or telephone number.

                                    BY ORDER OF THE BOARD OF DIRECTORS


                                    /s/ Gregory Coward
                                    --------------------------------------------
                                    Gregory Coward, President and Chief
                                    Executive Officer

               DOCUMENTS AND INFORMATION INCORPORATED BY REFERENCE


Our Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 2001 and the joint Transaction Statement of the Company, Rotherwood and Rotherwood Investments on Schedule 13E-3, being sent to shareholders with this proxy statement, and our quarterly report on Form 10-QSB for the quarter ended March 31, 2002, are incorporated in this proxy statement by reference.

                                  CRAMER, INC.
           PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS ____ __, 2002
                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

         As a shareholder of Cramer, Inc. (the "Company"), I appoint Gregory Coward as my attorney-in-fact and proxy (with full power of substitution), and authorize him to represent me at the Annual Meeting of Shareholders of the Company to be held at 625 Adams Street, Kansas City, Kansas 66105 on ____ __, 2002 at eleven o'clock a.m., and at any adjournment of the meeting, and to vote the common stock in the Company held by me as designated below on proposals 1, 2 and 3.

                  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                        A VOTE FOR PROPOSALS 1, 2 AND 3.

Proposal #1. Election of Directors: James R. Zicarelli and David E. Crandall

         [ ] FOR the nominees    [ ] WITHHOLD AUTHORITY to vote for the nominees
             listed above            listed above. (If you do not check this
                                     box, your shares will be vote in favor of both nominees)

            TO WITHHOLD AUTHORITY TO VOTE FOR EITHER NOMINEE, STRIKE
                       THROUGH THAT NOMINEE'S NAME ABOVE.

Proposal #2. Proposal to ratify the appointment of Stirtz Bernards Boyden Surdell & Larter, PA as the Company's independent accountants for 2002.

         [ ] FOR                  [ ] AGAINST                       [ ] ABSTAIN

Proposal #3. Proposal to amend the Company's Articles of Incorporation to increase the authorized capital stock from 8,200,000 shares to 74,200,000 shares.

         [ ] FOR                  [ ] AGAINST                       [ ] ABSTAIN

To act upon any other matters that may properly come before the meeting.

      IF NO CHOICE IS INDICATED ON THE PROXY, THE PERSONS NAMED AS PROXIES
                    INTEND TO VOTE FOR ALL THREE PROPOSALS.

Please sign exactly as your name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, trustee or other representative capacity, please give your full title. If a corporation, please sign in full corporate name by President or other authorized officer.


                                    --------------------------------------------
                                    Signature of Shareholder


                                    --------------------------------------------
                                    Title


                                    --------------------------------------------
                                    Signature of Shareholder


                                    --------------------------------------------
                                    Title


                                    --------------------------------------------
                                    Dated